Exhibit 4.1

Kagoor Networks, Inc.
2003 General Stock Option Plan

     1. Adoption and Purpose of the Plan. This stock option plan, to be known as the “Kagoor Networks, Inc. 2003 General Stock Option Plan” (but referred to herein as the “Plan”) has been adopted by the Board of Directors (the “Board”) of Kagoor Networks, Inc., a Delaware corporation (the “Company”), and is subject to the approval of its shareholders pursuant to section 7 below. The purpose of this Plan is to advance the interests of the Company and its shareholders by enabling the Company to attract and retain qualified directors, officers, employees and certain independent contractors, consultants and advisors by providing them with an opportunity for investment in the Company. The options that may be granted hereunder (“Options”) represent the right by the grantee thereof (each, including any permitted transferee pursuant to section 6.7 below, an “Optionee”) to acquire shares of the Company’s common stock (“Shares” which if acquired pursuant to the exercise of an Option will be referred to as “Option Shares”) subject to the terms and conditions of this Plan and a written agreement between the Company and the Optionee to evidence each such Option (an “Option Agreement”).

     2. Certain Definitions. The defined terms set forth in Exhibit A attached hereto and incorporated herein (together with other capitalized terms defined elsewhere in this Plan) will govern the interpretation of this Plan.

     3. Eligibility. The Company may grant Options under this Plan only to (i) persons who, at the time of such grant, are directors, officers or employees of the Company and/or any of its Subsidiaries, and (ii) persons who are natural persons who, at the time of such grant, are independent contractors, consultants or advisors to the Company and/or any of its Subsidiaries and who perform bona fide services on its behalf other than in connection with capital raising transactions (collectively, “Eligible Participants”). No person will be an Eligible Participant following his or her Termination of Eligibility Status and no Option may be granted to any person other than an Eligible Participant. There is no limitation on the number of Options that may be granted to an Eligible Participant.

     4. Option Pool; Shares Reserved for Options. In no event (except as provided in Section 8) will the Company issue, in the aggregate, more than three million three hundred sixty thousand four hundred and forty-three (3,360,443) Shares (the “Option Pool”) pursuant to the exercise of all Options granted under this Plan, inclusive of those Option Shares that have been reacquired by the Company by repurchase or otherwise; provided that in order to comply with the requirements of Section 260.140.45 of Title 10 of the California Code of Regulations (the “30% Rule”), at no time will the total number of Shares that are issuable upon the exercise of all outstanding Options granted under this Plan or under any other outstanding options or warrants issued by the Company and the total number of Shares provided for under any stock bonus or similar plan of the Company in the aggregate exceed 30% of the total number of then issued and outstanding Shares (counting convertible preferred stock on an as if converted basis) of the Company (or such higher percentage as has been approved by the holders of at least two-thirds of the outstanding Shares (counting convertible preferred stock on an as if converted basis) of the Company entitled to vote), as calculated in accordance with the conditions and exclusions of the 30% Rule. At all times while Options granted under this Plan are outstanding, the Company will reserve for issuance for the purposes hereof a sufficient number of authorized and unissued Shares to fully satisfy the Company’s obligations under all such outstanding Options.

     5. Administration. This Plan will be administered and interpreted by the Board, or by a committee consisting of two or more members of the Board, appointed by the Board for such purpose (the Board, or such committee, referred to herein as the “Administrator”). Subject to the express terms and conditions hereof, the Administrator is authorized to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for its administration and interpretation. Specifically, the Administrator will have full and final authority in its discretion, subject to the specific limitations on that discretion as are set forth herein and in the Certificate of Incorporation and Bylaws of the Company, at any time:

          (a) to select and approve the Eligible Participants to whom Options will be granted from time to time hereunder;

          (b) to determine the Fair Market Value of the Shares as of the Grant Date for any Option that is granted hereunder;

          (c) with respect to each Option it decides to grant, to determine the terms and conditions of that Option, to be set forth in the Option Agreement evidencing that Option (the form of which also being subject to approval by the Administrator) and in any amendment thereto, which may vary from the “default” terms and conditions set forth in section 6 below, except to the extent otherwise provided in this Plan, including, without limitation, as follows:

               (i) the total number of Option Shares that may be acquired by the Optionee pursuant to the Option;

               (ii) if the Option satisfies the conditions under Section 422(b) of the Code, whether the Option will be treated as an ISO to the maximum extent permissible under the Code;

               (iii) the per share purchase price to be paid to the Company by the Optionee to acquire the Option Shares issuable upon exercise of the Option (the “Option Price”), provided that the Option Price will not be less than 85% of the Fair Market Value of the Shares as of the Grant Date (not less than 100% of the Fair Market Value of the Shares as of the Grant Date in the case of ISO’s), unless the Optionee is a 10% Shareholder, in which case the Option Price will not be less than 110% of such Fair Market Value;

               (iv) the maximum period or term during which the Option will be exercisable (the “Option Term”), provided that in no event may the Option Term be longer than 10 years from the Grant Date;

               (v) the maximum period following any Termination of Eligibility Status, whether resulting from an Optionee’s death, Disability or any other reason, during which period (the “Grace Period”) the Option will be exercisable, subject to Vesting and to the expiration of the Option Term, provided that in no event may the Administrator designate a Grace Period that is shorter than six (6) months after such Termination of Eligibility Status by reason of the Optionee’s death or Disability, or thirty (30) days after such Termination of Eligibility for any other reason, except in the event of a Termination for Cause, in which case no Grace Period will be required (i.e., the Option would terminate immediately);

               (vi) whether to accept a promissory note or other form of legal consideration in addition to cash as payment of all or a portion of the Option Price and/or Tax Withholding Liability to be paid by the Optionee upon the exercise of an Option granted hereunder;

               (vii) the conditions (e.g., the passage of time or the occurrence of events), if any, that must be satisfied prior to the vesting of the right to exercise all or specified portions of an Option (such portions being described as the number of Option Shares, or the percentage of the total number of Option Shares that may be acquired by the Optionee pursuant to the Option; the vested portion being referred to as a “Vested Option” and the unvested portion being referred to as an “Unvested Option”), provided that no such conditions (except an Optionee’s Termination of Eligibility Status, after which no Unvested Option will become a Vested Option) may be imposed which prevents an Optionee who is an employee, but who is neither an officer or director, of the Company or any of its Subsidiaries, from purchasing at least 20% of the Option Shares initially subject to the Option as of the first anniversary of the Grant Date, and as of each anniversary thereafter, such that by the fifth anniversary of the Grant Date (assuming no such Termination of Eligibility Status) the entire Option would be deemed a Vested Option; and

               (viii) in addition, or as an alternative, to imposing conditions on the right to exercise an Option as provided in section 5(c)(vii) above, whether any portion of the Option Shares acquired by an Optionee upon exercise of an Option will be subject to repurchase by the Company or its assigns pursuant to section 6.8(c) below at the Option Price paid for such Shares or at some other price that may be less than the Fair Market Value of such Shares (such Shares, if subject to repurchase at less than Fair Market Value, being referred to as “Unvested Shares”) following a Termination of Eligibility Status or other designated event, and the conditions (e.g., the passage of time or the occurrence of events), if any, that must be satisfied for such Shares to be no longer subject to such right of repurchase at less than Fair Market Value (such Shares being referred to as “Vested Shares”); provided that no such conditions (except an Optionee’s Termination of Eligibility Status, after which no Unvested Shares will become Vested Shares) may be imposed which prevent Unvested Shares held by an employee, who is neither an officer or director, of the Company and/or any of its Subsidiaries, from becoming Vested Shares at the rate of at least twenty percent (20%) per year following the Grant Date, such that by the fifth anniversary of the Grant Date (assuming no earlier Termination of Eligibility Status) all of the Shares would be deemed Vested Shares; and

          (d) to delegate all or a portion of the Administrator’s authority under sections 5(a), (b) and (c) above to one or more members of the Board who also are executive officers of the Company, subject to such restrictions and limitations as the Administrator may decide to impose on such delegation.

     6. Default Terms and Conditions of Option Agreements. Unless otherwise expressly provided in an Option Agreement based on the Administrator’s determination pursuant to section 5(c) above, the following terms and conditions will be deemed to apply to each Option as if expressly set forth in the Option Agreement:

          6.1 ISO. No portion of an Option will be treated as an ISO unless treatment as an ISO is expressly provided for in an Option Agreement and such portion of the Option satisfies the conditions of Section 422(b) of the Code.

          6.2 Option Term. The Option Term will be for a period of ten (10) years beginning on the Grant Date, except that in the case of an ISO granted to a 10% Shareholder, the Option Term will be for a period of five (5) years beginning on the Grant Date.

          6.3 Grace Periods. Following a Termination of Eligibility Status:

               (a) the Grace Period will be ninety (90) days, unless the Termination of Eligibility Status is a result of a Termination for Cause or the death or Disability of the Optionee;

               (b) the Grace Period will be one year if the Termination of Eligibility Status is a result of the death or Disability of the Optionee; and

               (c) the Grace Period will be ten (10) days if the Termination of Eligibility Status is the result of a Termination for Cause of the Optionee.

The Company will have no obligation to inform an Optionee as to when a relevant Grace Period will terminate; it will be the responsibility of the Optionee to determine the dates of the relevant Grace Period.

          6.4 Vesting. The Option initially will be deemed an entirely Unvested Option, but portions of the Option will become a Vested Option on the following schedule: Twenty-five percent (25%) of the Option will become a Vested Option as of the first anniversary of the “Vesting Start Date” specified in the Option Agreement (which may be earlier but may not be later than the Grant Date specified therein) and the balance of the Option will become a Vested Option pro rata monthly (based on monthly anniversary dates of the day of the month of the Vesting Start Date) over the three year period immediately following such first anniversary; provided that there will be no further vesting once the Optionee suffers a Termination of Eligibility Status and provided further that additional vesting will be suspended during any period while the Optionee is on a leave of absence from the Company or its Subsidiaries, as determined by the Administrator.

          6.5 Exercise of the Option; Issuance of Share Certificate.

               (a) The portion of the Option that is a Vested Option may be exercised by giving written notice thereof to the Company, on such form as may be specified by the Administrator, but in any event stating: the Optionee’s intention to exercise the Option; the date of exercise; the number of full Option Shares to be purchased (which number will be no less than 100 Shares, without regard to adjustments to the number of Shares subject to the Option pursuant to section 8 below, or, if less, all of the remaining Shares subject to the Option); the amount and form of payment of the Option Price; and such assurances of the Optionee’s investment intent as the Company may require to ensure that the transaction complies in all respects with the requirements of the 1933 Act and other applicable securities laws. The notice of exercise will be signed by the person or persons exercising the Option. In the event that the Option is being exercised by the representative of the Optionee, the notice will be accompanied by proof satisfactory to the Company of the representative’s right to exercise the Option. The notice of exercise will be accompanied by full payment of the Option Price for the number of Option Shares to be purchased, in United States dollars, in cash, by check made payable to the Company, or by delivery of such other form of payment (if any) as may be approved by the Administrator in the particular case. The portion of the Option that is an Unvested Option may not be exercised until after the one year anniversary of the Vesting Start Date unless otherwise set forth in the Option Agreement. To the extent that any portion of the Option that is an Unvested Option is exercised, the Option Shares so purchased will be Unvested Shares as provided in Section 5(c)(viii), and will be subject to repurchase per Section 5(c)(viii), so long as continuing to be Unvested Options, at the Option Price paid for such Shares. Any such Unvested Shares will become Vested Shares at the same rate and on the same time schedule as the Option underlying such Unvested Shares would have become a Vested Option (allocating vesting to Unvested Shares as opposed to unexercised Unvested Options to the maximum extent available).

               (b) To the extent required by applicable federal, state, local or foreign law, and as a condition to the Company’s obligation to issue any Shares upon the exercise of the Option in full or in part, the Optionee will make arrangements satisfactory to the Company for the payment of any applicable Tax Withholding Liability that may arise by reason of or in connection with such exercise. Such arrangements may include, in the Company’s sole discretion, that the Optionee tender to the Company the amount of such Tax Withholding Liability, in cash, by check made payable to the Company, or by delivery of such other form of payment (if any) as may be approved by the Administrator in the particular case.

               (c) After receiving a proper notice of exercise and payment of the applicable Option Price and Tax Withholding Liability, the Company will cause to be issued a certificate or certificates for the Option Shares as to which the Option has been exercised, registered in the name of the person rightfully exercising the Option and the Company will cause such certificate or certificates to be delivered to such person or into escrow as provided in section 6.8(d), below.

          6.6 Compliance with Law. Notwithstanding any other provision of this Plan, Options may be granted pursuant to this Plan, and Option Shares may be issued pursuant to the exercise thereof by an Optionee, only after and on the condition that there has been compliance with all applicable securities laws. The Company will not be required to list, register or qualify any Option Shares upon any securities exchange, under any applicable state, federal or foreign law or regulation, or with the Securities and Exchange Commission or any state agency, or secure the consent or approval of any governmental regulatory authority, except that if at any time the Board determines, in its discretion, that such listing, registration or qualification of the Option Shares, or any such consent or approval, is necessary or desirable as a condition of or in connection with the exercise of an Option and the purchase of Option Shares thereunder, that Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval is effected or obtained free of any conditions that are not acceptable to the Board, in its discretion. However, the Company will seek to register or qualify with, or as may be provided by applicable local law, file for and secure an exemption from such registration or qualification requirements from, the applicable securities administrator and other officials of each jurisdiction in which an Eligible Participant would be granted an Option hereunder prior to such grant.

          6.7 Restrictions on Transfer.

               (a) Options Nontransferable. No Option will be transferable by an Optionee other than by will, or by the laws of descent and distribution. During the lifetime of a natural person who is granted an Option under this Plan, the Option will be exercisable only by him or her. Notwithstanding anything else in this Plan to the contrary, no Option Agreement will contain any provision which is contrary to, or which modifies, the provisions of this section 6.7(a).

               (b) Prohibited Transfers. Prior to the Initial Public Offering, a Holder of Option Shares may Transfer such Shares, or any interest therein only: (i) after compliance with Sections 6.8 and 6.10 hereof to the extent applicable; and (ii) after full compliance with all applicable securities laws and any applicable restrictions on Transfer provided in the Company’s Certificate of Incorporation and/or Bylaws, which will be deemed incorporated by reference into this Plan. All Transfers of Option Shares not complying with the specific limitations and conditions set forth in this section 6.7 and section 6.8 below are expressly prohibited. Any prohibited Transfer is void and of no effect, and no purported transferee in connection therewith will be recognized as a Holder of Option Shares for any purpose whatsoever. Should such a Transfer purport to occur, the Company may refuse to carry out the Transfer on its books, attempt to set aside the Transfer, enforce any undertakings or rights under this Plan, or exercise any other legal or equitable remedy.

               (c) Permitted Transfers. In the case of a Permitted Transfer, the rights of first refusal and purchase of the Company set forth in sections 6.8(a) and 6.8(b) below will not apply. For such purposes, a “Permitted Transfer” means any of the following: (i) a Transfer by will or under the laws of descent and distribution; or (ii) a Transfer by a Holder of Option Shares to his or her ancestors, descendants or spouse (other than pursuant to a decree of divorce, dissolution or separate maintenance, a property settlement, or a separation agreement or any similar agreement or arrangement with a spouse, except for bona fide estate planning purposes), or to a trust, partnership, limited liability company, custodianship or other fiduciary account for the benefit of the Holder and/or such ancestors, descendants or spouse, including any Transfer in the form of a distribution from any such trust, partnership, limited liability company, custodianship or other fiduciary account to any of the foregoing permitted beneficial owners or beneficiaries thereof.

               (d) Conditions to Transfer. It will be a condition to any Transfer of any Option Shares that:

                    (i) the transferee of the Shares will execute such documents as the Company may reasonably require to ensure that the Company’s rights under this Plan, and any applicable Option Agreement, are adequately protected with respect to such Shares, including, without limitation, the transferee’s agreement to be bound by all of the terms and conditions of this Plan and such Agreement, as if he or she were the original Holder of such Shares; and

                    (ii) the Company is satisfied that such Transfer complies in all respects with the requirements imposed by applicable securities laws and regulations.

               (e) Market Standoff. If in connection with any public offering of securities of the Company (or any Successor Entity), the underwriter or underwriters managing such offering so requests, then each Optionee and each Holder of Option Shares will agree to not sell or otherwise Transfer any such Shares (other than Shares if and to the extent included in such underwriting) without the prior written consent of such underwriter, for such period of time as may be requested by the underwriter commencing on the effective date of the registration statement filed with the Securities and Exchange Commission in connection with such offering. By accepting an Option and/or Option Shares under this Plan, the Optionee will be deemed to agree to execute such documents to further evidence such market standoff agreement as may be requested by such underwriter.

          6.8 Rights of Purchase and First Refusal. The Company will have the following rights of purchase and first refusal with respect to Option Shares:

               (a) Right of First Refusal. If any Holder proposes to Transfer any Option Shares prior to the Initial Public Offering, other than in the case of a Permitted Transfer pursuant to section 6.7(c) above or an Involuntary or Donative Transfer subject to section 6.8(b) below, the Company will have an assignable right of first refusal to purchase such Shares on the terms and conditions set out in this section 6.8(a). If the Company (or its assignee) elects to exercise all or part of such right, it will do so with respect to any particular Transfer of Shares in the following manner:

                    (i) Before any such Transfer, the Holder proposing to Transfer such Shares will deliver a notice of proposed Transfer (a “Proposed Transfer Notice”) to the Company stating: the number of Option Shares that the Holder proposes to Transfer and the Holder’s bona fide intention to Transfer such Shares; the names and addresses of the Holder, the proposed transferee and subsequently such other information regarding such transferee as the Company reasonably requests; the manner and date of such proposed Transfer; and the bona fide cash price and/or other consideration (and the fair market value thereof) per share, if any, that such Transferee has offered to pay Holder for such Shares (the “Offered Price”) as well as such other terms, including payment terms, and conditions, if any, as were included in such offer (the “Offered Terms”).

                    (ii) The Company (or its assignee) may exercise its right of first refusal under this section 6.8(a) at any time not more than twenty (20) days after the Company has received the Proposed Transfer Notice with respect to such Shares. If the Company (or its assignee) elects to exercise such purchase rights it will do so by delivering to the Holder of such Shares a notice of such election, specifying the number of Shares to be purchased and a closing date that is no more than thirty (30) days after receipt of the Proposed Transfer Notice (or such later date as the transferee may have offered or on which the Transfer is otherwise scheduled to occur).

                    (iii) At the closing of the sale of the Shares to the Company (or its assignee), to be held at its principal executive offices, the Company (or its assignee) will pay the Holder of the Shares, in cash, the purchase price equal to the Offered Price (provided, however, that if the Shares being transferred are Unvested Shares, the purchase price will equal the Option Price per Share paid upon the exercise of the Option to purchase such Unvested Shares), subject to an appropriate adjustment as determined in good faith by the Company to take into account any deferred payment terms that were included in the Offered Terms, except in the case of a Transfer of Option Shares without consideration; provided that if the Offered Price includes any non-cash consideration, the value thereof for purposes of this section 6.8(a) will be determined in good faith by the Board.

                    (iv) If the Company (including its assignees) fails or refuses to exercise its rights under this section 6.8(a) with respect to any Shares that are the subject of any Proposed Transfer Notice, then the Holder will have the right to Transfer such Shares to the transferee named in such Notice at the Offered Price and upon such Offered Terms as were set forth in such Notice; provided that such Transfer must be completed within ninety (90) days after the Company has received the Proposed Transfer Notice with respect to such Shares.

               (b) Following an Involuntary or Donative Transfer. Following any Involuntary Transfer or Donative Transfer (other than a Permitted Transfer) of Option Shares (the “Transferred Shares”) prior to the Initial Public Offering, the Company will have the assignable right to purchase from the transferee of the Transferred Shares (“Transferee”) all or a portion of such Shares for a purchase price that is equal to the Fair Market Value of those Shares as of the date of such Transfer (provided, however, that if the Shares being transferred are Unvested Shares, the purchase price will equal the Option Price per Share paid upon the exercise of the Option to purchase such Unvested Shares). If the Company (or its assignee) elects to exercise such right, it will do so in the following manner:

                    (i) Promptly after such Transfer, the transferor of the Transferred Shares will deliver, or will cause the Transferee to deliver, a notice (a “Completed Transfer Notice”) to the Company stating: the number of Transferred Shares; the names and addresses of the transferor and the Transferee, and subsequently such other information regarding the Transferee as the Company reasonably requests; and the manner, circumstances and date of such Transfer.

                    (ii) The Company (or its assignee) may exercise its purchase rights under this section 6.8(b) at any time not more than ninety (90) days after the Company has received the Completed Transfer Notice with respect to the Transferred Shares. If the Company (or its assignee) elects to exercise such purchase rights it will do so by delivering to the Transferee a notice of such election, specifying the number of Transferred Shares to be purchased and a closing date that is no more than sixty (60) days after the giving of such notice.

                    (iii) At such closing, to be held at the Company’s principal executive offices, the Company (or its assignee) will pay the Transferee the purchase price specified in this section 6.8(b).

               (c) Following a Termination of Eligibility Status. Following any

Termination of Eligibility Status of the original Holder of any Option Shares, the Company will have the assignable right (but not the obligation) to purchase from the current Holder of those Option Shares (except to the extent that such Shares previously were transferred in a transaction as to which section 6.8(a) or (b) applied), all or a portion of such Shares, if any, that are Unvested Shares as of the date of Termination of Eligibility Status for a purchase price that is equal to the Option Price per Share paid for those Shares upon the exercise of the Option. Such right will be exercisable in the following manner:

                    (i) The Company (or its assignee) may exercise its right of repurchase under this section 6.8(c) at any time not more than ninety (90) days after the effective date of such Termination of Eligibility Status (or in the case of Shares issued upon the exercise of Options after such Termination of Eligibility Status, a period of ninety (90) days after the date of the exercise). If the Company (or its assignee) elects to exercise such purchase rights it will do so by delivering to the Holder of such Shares a notice of such election, specifying the number of Shares to be purchased and a closing date that is within such ninety (90) day period, provided that if the Holder of the Shares is not an employee of the Company or any of its Subsidiaries, or is an officer, director or affiliate thereof, the Option Agreement may provide that the period during which such purchase of the Shares must take place may be longer than ninety (90) days.

                    (ii) At such closing, the Company (or its assignee) will pay the Holder of the Shares, the purchase price, as specified in this section 6.8(c), in cash, or by cancellation of indebtedness to the Company, if any, incurred by the original Holder of the Option Shares to purchase such Shares, or both, at a closing to be held at the Company’s principal executive offices on the date specified in such notice, provided that if the Holder of the Shares is not an employee of the Company or any of its Subsidiaries, or is an officer, director or affiliate thereof, the Option Agreement may provide that the purchase price may be paid, in whole or in part, with a promissory note from the Company (or its assignee).

               (d) Escrow. For purposes of facilitating the enforcement of the restrictions on Transfer set forth in this Plan or in any Option Agreement, the Administrator may, at its discretion, require the Holder of Option Shares to deliver the certificate(s) for such Shares with a stock power executed by him or her and by his or her spouse (if required for Transfer), in blank, to the Secretary of the Company or his or her designee, to hold said certificate(s) and stock power(s) in escrow and to take all such actions and to effectuate all such Transfers and/or releases as are in accordance with the terms of this Plan. The certificates may be held in escrow so long as the Option Shares whose ownership they evidence are subject to any right of repurchase or first refusal under this Plan or under an Option Agreement, and will be released by the escrow holder to an Optionee (or to any permitted transferee of the Optionee) when they are no longer subject to any right of repurchase or first refusal under this Plan or under the Option Agreement. Each Optionee, by exercising an Option, thereby acknowledges that the Secretary of the Company (or his or her designee) is so appointed as the escrow holder with the foregoing authorities as a material inducement to the grant of an Option under this Plan, that the appointment is coupled with an interest, and that it accordingly will be irrevocable. The escrow holder will not be liable to any party to an Option Agreement (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine.

               (e) Resolution of Disputes. If there is a dispute concerning the fair market value of the consideration offered or accepted for the Option Shares or the Fair Market Value of the Option Shares, in connection with the exercise by the Company of its rights under this section 6.8, the dispute will be resolved by the independent certified public accounting firm that audited or prepared without audit the Company’s last regular annual financial statement and the determination of that firm will be binding on the parties in the absence of fraud.

          6.9 Change of Control Transactions. In the event of a Change of Control Transaction, the Company shall endeavor to cause the Successor Entity in such transaction either to assume all of the Options which have been granted hereunder and which are outstanding as of the consummation of such transaction (“Closing”), or to issue (or cause to be issued) in substitution thereof comparable options of such Successor Entity (or of its parent or its Subsidiary); in each case each Option Agreement automatically will be deemed amended to conform to any such assumption or substitution. If the Successor Entity is unwilling to either assume such Options or grant comparable options in substitution for such Options, on terms that are acceptable to the Company as determined by the Board in the exercise of its discretion, then the Board may cancel all outstanding Options, and terminate this Plan, effective as of the Closing, provided that it will notify all Optionees of the proposed Change of Control Transaction a reasonable amount of time prior to the Closing so that each Optionee will be given the opportunity to exercise the Vested portion of his or her Option prior to the Closing; in such event, the Company or the Successor Entity will have the right to repurchase all Unvested Shares as of the Closing per the terms of Section 6.8(c) as if a Termination of Eligibility Status. For purposes of this section 6.9, the term “Change of Control Transaction” means a Business Combination in which less than fifty percent (50%) of the outstanding voting securities of the Successor Entity immediately following the Closing of the Business Combination transaction are beneficially held by those persons and entities who beneficially held the voting securities of the Company immediately prior to such transaction as a result of or in exchange for such voting securities of the Company held immediately prior to such transaction; the term “Business Combination” means a transaction or series of related transactions consummated within any period of ninety (90) days resulting in (A) the sale of all or substantially all of the assets of the Company, or (B) a merger or consolidation or other reorganization in which the Company or a Subsidiary is a party.

          6.10 Additional Restrictions on Transfer; Investment Intent. By accepting an Option and/or Option Shares under this Plan, the Optionee will be deemed to represent, warrant and agree that, unless a registration statement is in effect with respect to the offer and sale of Option Shares: (i) neither the Option nor any such Shares will be freely tradable and must be held indefinitely unless such Option and such Shares are either registered under the 1933 Act or an exemption from such registration is available; (ii) the Company is under no obligation to register the Option or any such Shares; (iii) upon exercise of the Option, the Optionee will purchase the Option Shares for his or her own account and not with a view to distribution within the meaning of the 1933 Act, other than as may be effected in compliance with the 1933 Act and the rules and regulations promulgated thereunder; (iv) no one else will have any beneficial interest in the Option Shares; (v) the Optionee has no present intention of disposing of the Option Shares at any particular time; and (vi) neither the Option nor the Shares have been qualified under applicable securities laws of any state or other governmental authority and may only be offered and sold pursuant to an exception from qualification under applicable state and other governmental authority securities laws.

          6.11 Stock Certificates; Legends. Certificates representing Option Shares will bear all legends required by law and necessary or appropriate in the Administrator’s discretion to effectuate the provisions of this Plan and of the applicable Option Agreement. The Company may place a “stop transfer” order against Option Shares until full compliance with all restrictions and conditions set forth in this Plan, in any applicable Option Agreement and in the legends referred to in this section 6.11.

          6.12 Notices. Any notice to be given to the Company under the terms of an Option Agreement will be addressed to the Company at its principal executive office, Attention: Corporate Secretary, or at such other address as the Company may designate in writing. Any notice to be given to an Optionee will be addressed to him or her at the address provided to the Company by the Optionee. Any such notice will be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, deposited, postage prepaid, in a post office or branch post office regularly maintained by the local postal authority.

          6.13 Other Provisions. Each Option Agreement and any amendment thereto may contain such other terms, provisions and conditions, including restrictions on the Transfer of Option Shares, and rights of the Company to repurchase such Shares, not inconsistent with this Plan and applicable law, as may be determined by the Administrator in its sole discretion.

          6.14 Specific Performance. Under those circumstances in which the Company chooses to timely exercise its rights to repurchase Option Shares as provided herein or in any Option Agreement, the Company will be entitled to receive such Shares in specie in order to have the same available for future issuance without dilution of the holdings of other shareholders of the Company. By accepting Option Shares, the Holder thereof therefore acknowledges and agrees that money damages will be inadequate to compensate the Company and its shareholders if such a repurchase is not completed as contemplated hereunder and that the Company will, in such case, be entitled to a decree of specific performance of the terms hereof or to an injunction restraining such holder (or such Holder’s personal representative) from violating this Plan or the relevant Option Agreement, in addition to any other remedies that may be available to the Company at law or in equity.

     7. Term of the Plan. This Plan will become effective on the date of its adoption by the Board, provided that this Plan is approved by the shareholders of the Company (excluding Option Shares issued by the Company pursuant to the exercise of Options granted under this Plan) within 12 months before or after that date. If this Plan is not so approved by the shareholders of the Company within that 12-month period of time, any Options granted under this Plan will be rescinded and will be void. This Plan will expire on the tenth (10th) anniversary of the date of its adoption by the Board or its approval by the shareholders of the Company, whichever is earlier, unless it is terminated earlier pursuant to section 11 of this Plan, after which no more Options may be granted under this Plan, although all outstanding Options granted prior to such expiration or termination will remain subject to the provisions of this Plan, and no such expiration or termination of this Plan will result in the expiration or termination of any such Option prior to the expiration or early termination of the applicable Option Term.

     8. Adjustments Upon Changes in Stock. In the event of any change in the outstanding Shares of the Company as a result of a stock split, reverse stock split, stock bonus or distribution, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made in: (i) the aggregate number of Shares that are reserved for issuance in the Option Pool pursuant to section 4 above, under outstanding Options or future Options granted hereunder; (ii) the Option Price and the number of Option Shares that may be acquired under each outstanding Option granted hereunder; and (iii) other rights and matters determined on a per share basis under this Plan or any Option Agreement evidencing an outstanding Option granted hereunder. Any such adjustments will be made only by the Board, and when so made will be effective, conclusive and binding for all purposes with respect to this Plan and all Options then outstanding. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional Shares or securities convertible into or exchangeable for Shares.

     9. Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of this Plan, the Administrator may modify, extend or renew outstanding Options granted under this Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, however, no modification of any Option will, without the consent of the Optionee, alter or impair any rights or obligations under any outstanding Option.

     10. Governing Law; Venue. The internal laws of the State of California (irrespective of its or any other jurisdiction’s choice of law principles) will govern the validity of this Plan, the construction of its terms and the interpretation of the rights and duties of the parties hereunder and under any Option Agreement. Any party may seek to enforce its rights under this Plan or any Option Agreement entered into under this Plan in any court of competent jurisdiction located within the judicial district in which the Company has its principal place of business.

     11. Amendment and Discontinuance. The Board may amend, suspend or discontinue this Plan at any time or from time to time; provided that no action of the Board will, without the approval of the shareholders of the Company, materially increase (other than by reason of an adjustment pursuant to section 8 hereof) the maximum aggregate number of Option Shares in the Option Pool, materially increase the benefits accruing to Eligible Participants, or materially modify the category of, or eligibility requirements for persons who are Eligible Participants. However, no such action may alter or impair any Option previously granted under this Plan without the consent of the Optionee, nor may the number of Option Shares in the Option Pool be reduced to a number that is less than the aggregate number of Option Shares (i) that may be issued pursuant to the exercise of all outstanding and unexpired Options granted hereunder, and (ii) that have been issued and are outstanding pursuant to the exercise of Options granted hereunder.

     12. Information Provided by Company. Prior to the date on which the Company is required to file its annual financial statements with the Securities and Exchange Commission under the Securities Exchange Act of 1934, the Company annually will provide the Company’s financial statements (which statements need not be audited) to each Optionee who is an employee of the Company or any of its Subsidiaries, and each Optionee will, by virtue of entering into an Option Agreement, be deemed to have agreed (and to cause any investment advisors to whom the Optionee proposes to make such information available to agree) to keep such information confidential and not to use, disclose or copy such information for any purpose whatsoever other than determining whether to exercise an Option. The Company deems such financial statements to be the valuable trade secrets of the Company, and in the event of any wrongful use, disclosure or other breach of the obligation to maintain the confidentiality of such financial information, the Company may seek to enforce all of its available legal and equitable rights and remedies, and may notify local law enforcement officials that a criminal misappropriation of the Company’s trade secrets has taken place.

     13. No Shareholder Rights. No rights or privileges of a shareholder in the Company are conferred by reason of the granting of an Option. No Optionee will become a shareholder in the Company with respect to any Option Shares unless and until the Option has been properly exercised and the Option Price fully paid as to the portion of the Option exercised.

     14. Copies of Plan. A copy of this Plan will be delivered to each Optionee at or before the time he, she or it executes an Option Agreement.

Kagoor Networks, Inc.
2003 General Stock Option Plan

Exhibit A
Definitions

     1. “10% Shareholder” means a person who owns, either directly or indirectly by virtue of the ownership attribution provisions set forth in Section 424(d) of the Code at the time he or she is granted an Option, stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company and/or of its Subsidiaries.

     2. “1933 Act” means the Securities Act of 1933, as amended.

     3. “Administrator” has the meaning set forth in section 5 of the Plan.

     4. “Board” has the meaning set forth in section 1 of the Plan.

     5. “Business Combination” has the meaning set forth in section 6.9 of the Plan.

     6. “Change of Control Transaction” has the meaning set forth in section 6.9 of the Plan.

     7. “Closing” has the meaning set forth in section 6.9 of the Plan.

     8. “Code” means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of the Plan’s adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise).

     9. “Company” has the meaning set forth in section 1 of the Plan.

     10. “Completed Transfer Notice” has the meaning set forth in section 6.8(b) of the Plan.

     11. “Disability” means any physical or mental disability which prevents or likely would prevent (with or without reasonable accommodation), as determined in good faith by the Company, a relevant person from continuing to provide the essential functions of their position to the Company for a period of at least six consecutive months.

     12. “Donative Transfer” with respect to Option Shares means any voluntary Transfer with donative or charitable intent by a transferor other than for value or the payment of consideration to the transferor.

     13. “Eligible Participants” has the meaning set forth in section 3 of the Plan.

     14. “Fair Market Value” means, with respect to the Shares and as of the date that is relevant to such a determination (e.g., on the Grant Date), the market price per share of such Shares determined by the Administrator, consistent with the requirements of Section 422 of the Code and to the extent consistent therewith, as follows: (a) if the Shares are traded on a stock exchange on the date in question, then the Fair Market Value will be equal to the closing price reported by the applicable composite-transactions report for such date; (b) if the Shares are traded over-the-counter on the date in question and are classified as a national market issue, then the Fair Market Value will be equal to the last-transaction price quoted by the NASDAQ system for such date; (c) if the Shares are traded over-the-counter on the date in question but are not classified as a national market issue, then the Fair Market Value will be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date; and (d) if none of the foregoing provisions is applicable, then the Fair Market Value will be determined by the Administrator in good faith on such basis as it deems appropriate, taking into consideration the provisions of Section 260.140.50 of Title 10 of the California Code of Regulations.

     15. “Grace Period” has the meaning set forth in section 5(c)(v) of the Plan.

     16. “Grant Date” means, with respect to an Option, the date on which the Option Agreement evidencing that Option is entered into between the Company and the Optionee, or such other date as may be set forth in that Option Agreement as the “Grant Date” which will be the effective date of that Option Agreement.

     17. “Holder” means the holder of any Option Shares.

     18. “Initial Public Offering” means the closing of the first sale of securities of the Company, or of any Successor Entity, to the public, through a firm commitment underwriting, for an aggregate price (exclusive of underwriters’ discounts and commissions and expenses of the offering) of at least fifteen million dollars ($15,000,000), pursuant to an effective registration statement filed with the Securities and Exchange Commission under the 1933 Act.

     19. “Involuntary Transfer” with respect to Option Shares means any of the following: (A) an assignment of the Shares for the benefit of creditors of the transferor; (B) a Transfer by operation of law; (C) an execution of judgment against the Shares or the acquisition of record or beneficial ownership of Shares by a lender or creditor; (D) a Transfer pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse (except for bona fide estate planning purposes) under which any Shares are Transferred or awarded to the spouse of the transferor or are required to be sold; (E) a Transfer resulting from the filing by the transferor of a petition for relief, or the filing of an involuntary petition against the transferor, under the bankruptcy laws of the United States or of any other nation; or (F) a Transfer (even if volitional) constituting a pledge or the imposition of an encumbrance.

     20. “ISO” means an “incentive stock option” as defined in Section 422 of the Code.

     21. “Offered Price” has the meaning set forth in section 6.8(a) of the Plan.

     22. “Offered Terms” has the meaning set forth in section 6.8(a) of the Plan.

     23. “Option Agreement” has the meaning set forth in section 1 of the Plan.

     24. “Option Pool” has the meaning set forth in section 4 of the Plan.

     25. “Option Price” has the meaning set forth in section 5(c)(iii) of the Plan.

     26. “Option Shares” has the meaning set forth in section 1 of the Plan, provided that for purposes of section 6.7 and section 6.8 of the Plan, the term “Option Shares” includes all Shares issued by the Company to a Holder (or his, her or its predecessor) by reason of such holdings, including any securities which may be acquired as a result of a stock split, stock dividend, and other distributions of Shares in the Company made upon, or in exchange for, other securities of the Company.

     27. “Option Term” has the meaning set forth in section 5(c)(iv) of the Plan.

     28. “Optionee” has the meaning set forth in section 1 of the Plan.

     29. “Options” has the meaning set forth in section 1 of the Plan.

     30. “Permitted Transfer” has the meaning set forth in section 6.7(c) of the Plan.

     31. “Plan” has the meaning set forth in section 1 of the Plan.

     32. “Proposed Transfer Notice” has the meaning set forth in section 6.8(a) of the Plan.

     33. “Shares” has the meaning set forth in section 1 of the Plan.

     34. “Subsidiary” has the same meaning as “subsidiary corporation” as defined in Section 424(f) of the Code.

     35. “Successor Entity” means a corporation or other entity that acquires all or substantially all of the assets of the Company, or which is the surviving or parent entity resulting from a Business Combination, as that term is defined in section 6.9 of the Plan.

     36. “Tax Withholding Liability” in connection with the exercise of any Option means all federal and state income taxes, social security tax, and any other taxes applicable to the compensation income arising from such exercise required by applicable law to be withheld by the Company.

     37. “Termination for Cause” means (i) in the case of an Optionee who is an employee of the Company and/or any of its Subsidiaries, a termination by the employer of the Optionee’s employment for “cause” as defined by any contract of employment with the Optionee or in the Option Agreement, or if not defined therein, pursuant to the “For Cause Standard” set forth below, (ii) in the case of an Optionee who is an advisor, consultant or independent contractor to the Company and/or any of its Subsidiaries, a termination of the services relationship by the hiring party for “cause” or breach of contract, as defined by any contract between the parties or the Option Agreement, or if not defined therein, pursuant to the “For Cause Standard” set forth below, and (iii) in the case of an Optionee who is a director of the Company and/or any of its Subsidiaries, removal of him or her from the board of directors by action of the shareholders or, if permitted by applicable law and the certificate, bylaws or other organic documents of the Company or the Subsidiary, as the case may be, or pursuant to applicable law, by the other directors), in connection with the good faith determination of the board of directors (or of the

Company’s or Subsidiary’s shareholders if so required, but in either case excluding the vote of the subject individual if he or she is a director or a shareholder) that the Optionee has (all of the following defined as the “For Cause Standard”): engaged in any acts which breach any fiduciary duty, employment or service obligation (including to provide services to the Company in a high quality and professional manner) or contractual obligation to the Company, any of its Subsidiaries or their shareholders, or in any acts involving dishonesty or moral turpitude or in any acts that materially and adversely affect the business, affairs or reputation of the Company or any of its Subsidiaries.

     38. “Termination of Eligibility Status” means (i) in the case of any employee of the Company and/or any of its Subsidiaries, a termination of his or her employment, whether by the employee or employer, and whether voluntary or involuntary, including without limitation as a result of the death or Disability of the employee, (ii) in the case of any advisor, consultant, or independent contractor to the Company and/or any of its Subsidiaries, the termination of the services relationship pursuant to any agreement between the parties or otherwise, and (iii) in the case of any director of the Company and/or any of its Subsidiaries, the death of or resignation by the director or his or her removal from or ceasing to serve on the Board in the manner provided by the certificate of incorporation, bylaws or other organic instruments of the Company or Subsidiary or otherwise in accordance with applicable law.

     39. “Transfer” with respect to Option Shares means a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of those Shares, including any Involuntary Transfer, Donative Transfer or transfer by will or under the laws of descent and distribution.

     40. “Transferee” has the meaning set forth in section 6.8(b) of the Plan.

     41. “Transferred Shares” has the meaning set forth in section 6.8(b) of the Plan.

     42. “Unvested Option” has the meaning set forth in section 5(c)(vii) of the Plan.

     43. “Unvested Shares” has the meaning set forth in section 5(c)(viii) of the Plan.

     44. “Vested Option” has the meaning set forth in section 5(c)(vii) of the Plan.

     45. “Vested Shares” has the meaning set forth in section 5(c)(viii) of the Plan.

Stock Option Agreement
Under the Kagoor Networks, Inc.
2003 General Stock Option Plan

[For U.S. New Hire Employees]

     This Agreement is made effective as of                                                              , 200                     (the “Grant Date”), by and between Kagoor Networks, Inc., a Delaware corporation (the “Company”), and                                          (“Optionee”).

Now therefore, the parties agree as follows:

1. Option Grant. Subject to all of the terms and conditions of this Agreement and of the Kagoor Networks, Inc. 2003 General Stock Option Plan (the “Option Plan”), Optionee will have an option (the “Option”) to purchase shares of the Company’s common stock (the “Option Shares”) on the following terms:

Number of Option Shares:

Option Price:	$ /share

Expiration Date:	Ten years from the Grant Date

Vesting Start Date:	, 200

The Option will be subject to vesting as set forth in Section 6.4 of the Option Plan. Section 6.4 of the Option Plan provides that the Option initially will be deemed an entirely Unvested Option, but portions of the Option will become a Vested Option on the following schedule: Twenty-five percent (25%) of the Option will become a Vested Option as of the first anniversary of the “Vesting Start Date” specified above and the balance of the Option will become a Vested Option pro rata monthly (based on monthly anniversary dates of the day of the month of the Vesting Start Date) over the three year period immediately following such first anniversary; provided that there will be no further vesting once the Optionee suffers a Termination of Eligibility Status and provided further that additional vesting will be suspended during any period while the Optionee is on a leave of absence from the Company or its Subsidiaries, as determined by the Administrator. The status of whether the Option will be treated as an ISO as defined in the Option Plan (in all events non-employees are not eligible to receive ISO’s) is as follows (check one):

☐	The Option will be an ISO to the maximum extent permitted under the Code.

☐	The Option will NOT be an ISO.

2. Representations and Warranties of Optionee. Optionee represents and warrants that Optionee is acquiring the Option, and will acquire any Option Shares obtained upon exercise of the Option, for investment purposes only, for Optionee’s own account, and with no view to the distribution thereof.

3. No Employment or Independent Contractor Rights. This Agreement gives Optionee no right to be retained as an employee of or independent contractor to the Company and/or its Subsidiaries.

4. Terms of the Option Plan. Optionee understands that the Option Plan includes important terms and conditions that apply to the Option. Those terms include: important conditions to the right of Optionee to exercise the Option; important restrictions on the ability of Optionee to transfer the Option or to Transfer any of the Option Shares received upon exercise of the Option; and early termination of the Option following the occurrence of certain events. Optionee has read the Option Plan, agrees to be bound by its terms, and makes each of the representations required to be made by Optionee under it. Optionee further acknowledges that the Company has given no legal or tax advice concerning the Option and has advised Optionee to consult with Optionee’s own tax or financial advisor about the tax treatment of the Option and its exercise.

5. Arbitration. In the event of any dispute concerning the enforcement of this Agreement, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association provided that: (i) the arbitrator will be instructed and empowered to take whatever steps to expedite the arbitration as he or she deems reasonable; (ii) each party will bear its own costs in connection with the arbitration, provided that the costs of the arbitrator will be borne by the party who the arbitrator determines not to have prevailed in the matter (unless applicable law requires the Company, as a condition to enforcement of this arbitration clause or otherwise to bear such costs, in which case the Company will bear such costs); (iii) the arbitrator’s judgment will be final and binding upon the parties, except that it may be challenged on the grounds of fraud or gross misconduct; and (iv) the arbitration will be held in San Francisco, California. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction.

6.	Miscellaneous.

       (a) Governing Law; Interpretation. This Agreement will be governed by the substantive laws of the State of California applicable to contracts entered into and fully performed in California. The headings and captions of the Sections of this Agreement are for convenience only and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof. This Agreement will be construed as a whole, according to its fair meaning, and not in favor of or against any party, regardless of which party may have initially drafted certain provisions set forth herein. Capitalized terms and phrases that are not otherwise defined herein will have the meanings given them in the Option Plan. The terms and conditions of this Agreement will prevail over any expressly conflicting terms and conditions in the Option Plan except to the extent expressly set forth in the Option Plan.

       (b) Assignment. This Agreement is personal to Optionee and Optionee may not assign any of Optionee’s rights or delegate any of Optionee’s obligations hereunder without first obtaining the prior written consent of the Company, except as expressly set forth in the Option Plan.

     (c) Severability. In the event any provision of this Agreement or the application of any such provision to either of the parties is held by a court of competent jurisdiction to be contrary to law, such provision will be deemed amended to the extent necessary to comply with such law, and the remaining provisions of this Agreement will remain in full force and effect.

     (d) Entire Agreement; Amendments. This Agreement constitutes the final and complete expression of all of the terms of the understanding and agreement between the parties hereto with respect to the subject matter hereof, and this Agreement replaces and supersedes any and all prior or contemporaneous negotiations, communications, understandings, obligations, commitments, agreements or contracts, whether written or oral, between the parties respecting the subject matter hereof, including, without limitation, any negotiations, understandings or agreements with respect to participating in the equity (including options thereon) in the Company except to the extent reflected in a share certificate heretofore issued in the name of Optionee or in a fully executed written option agreement under an established option plan with the Company. This Agreement may not be modified, amended, altered or supplemented except by means of the execution and delivery of a written instrument mutually executed by both parties.

The parties hereby have entered into this Agreement as of the Grant Date.

KAGOOR NETWORKS, INC.

Optionee Signature
By:

Title:

Optionee Name

Address:	Address:

Attachments:	(1) Spousal Consent

(2) 2003 General Stock Option Plan

CONSENT OF SPOUSE

          I am the spouse of                                         , who, together with Kagoor Networks, Inc. (the “Company”), has entered into the Stock Option Agreement to which this Consent is attached. Capitalized terms not defined herein will have the meaning set forth in such agreement.

          I have read and understand the Stock Option Agreement and the Kagoor Networks, Inc. 2003 General Stock Option Plan (the “Option Plan”). I acknowledge that, by execution hereof, I am bound by the Stock Option Agreement and the Option Plan, as to any and all interests I may have in the Option and the Option Shares. In particular, I understand and agree that the Option and the Option Shares (including any interest that I may have therein) are subject to certain repurchase rights in the Company and certain restrictions on transfer.

          I also agree with my spouse and the Company that if my spouse and I ever get divorced or enter into any marital property settlement agreement, or if my spouse or I ever seek a decree of separate maintenance, to the extent my spouse has or can obtain assets other than the Option and the Option Shares in amounts and of value sufficient to settle or satisfy any marital property claims I may have in the value of the Option and the Option Shares, I will accept such other assets in settlement of those claims.

          I agree that I will not do anything to try to prevent the operation of any part of the Stock Option Agreement or the Option Plan. I acknowledge that I have had an opportunity to obtain independent counsel to advise me concerning the matters contained herein.

Signature

Name:

Date: